Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports 2nd Quarter 2015 Results;

Provides 3rd Quarter and Updated Full Year 2015 Outlook

Boca Raton, Florida, July 29, 2015 (GLOBE NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2015. Highlights of the results include:

Second quarter over year earlier period:

•	Site leasing revenue growth of 9%

•	Tower Cash Flow growth of 10%

•	Net income increased from a $9.5 million loss to $28.3 million in income

•	Adjusted EBITDA growth of 9%

•	AFFO Per Share growth of 8%

“SBA had a solid second quarter”, commented Jeffrey A. Stoops, President and Chief Executive Officer. “US leasing activity increased materially from first quarter levels, and we experienced our strongest quarter yet of leasing activity internationally. We expect this activity to produce strong financial results on a constant currency basis as we move through the remainder of 2015 and into 2016. We do expect reported results compared to our initial 2015 Outlook to be impacted by the USD/Brazilian Real exchange ratio. We had another strong quarter of operational performance and expense control, posting a record adjusted EBITDA margin and highlighting the operating leverage in our business. We had a very successful quarter allocating capital, investing significant amounts in both portfolio growth and stock repurchases. We built and acquired assets that we expect to meet or exceed our investment return requirements, and we repurchased stock at prices which we believe are well below intrinsic value. We expect to continue this balanced capital allocation while we maintain our current views on capital structure and leverage. We believe the combination of expected solid organic leasing growth, strong execution and disciplined yet opportunistic capital allocation will continue to create material growth in AFFO per share.”

Operating Results

Total revenues in the second quarter of 2015 were $410.7 million compared to $383.4 million in the year earlier period, an increase of 7.1%. Site leasing revenue of $370.5 million increased 8.8% over the year earlier period. Domestic cash site leasing revenue was $300.2 million in the second quarter of 2015 compared to $276.6 million in the year earlier period, an increase of 8.5%. International cash site leasing revenue was $57.0 million in the second quarter of 2015 compared to $48.6 million in the year earlier period, an increase of 17.3%. Eliminating the impact of changes in foreign currency exchange rates, total site leasing revenue and international cash site leasing revenue would have increased 13.9% and 49.0%, respectively, over the year earlier period. Site development revenues were $40.2 million in the second quarter of 2015 compared to $43.0 million in the year earlier period, a decrease of 6.3%.

Site leasing Segment Operating Profit of $288.7 million increased 8.9% over the year earlier period. Site leasing contributed 96.7% of the Company’s total Segment Operating Profit in the second quarter of 2015. Domestic site leasing Segment Operating Profit of $243.8 million increased 8.4% over the year earlier period. International site leasing Segment Operating Profit of $44.9 million increased 11.7% over the year earlier period. Eliminating the impact of changes in foreign currency exchange rates, total site leasing

Segment Operating Profit and international site leasing Segment Operating Profit would have increased 13.2% and 41.3%, respectively, over the year earlier period. Site development Segment Operating Profit Margin was 24.5% in the second quarter of 2015 compared to 25.4% in the year earlier period.

Tower Cash Flow for the second quarter of 2015 was $284.0 million, a 9.7% increase over the year earlier period. Tower Cash Flow Margin for the second quarter of 2015 was 79.5% compared to 79.6% in the year earlier period. Domestic Tower Cash Flow for the second quarter of 2015 was $244.2 million compared to $224.4 million in the year earlier period, an increase of 8.8%. International Tower Cash Flow for the second quarter of 2015 was $39.9 million compared to $34.7 million in the year earlier period, an increase of 15.0%. Eliminating the impact of changes in foreign currency exchange rates, total Tower Cash Flow and international Tower Cash Flow would have increased 13.4% and 44.3%, respectively, over the year earlier period.

Net income for the second quarter of 2015 was $28.3 million or $0.22 per share compared to a $9.5 million loss or $0.07 loss per share in the year earlier period. Net income for the second quarter of 2015 included a $15.7 million gain on the currency related remeasurement of a U.S. dollar denominated intercompany loan with our Brazilian subsidiary.

Adjusted EBITDA in the second quarter of 2015 was $274.3 million compared to $251.1 million in the year earlier period, an increase of 9.2%. Eliminating the impact of changes in foreign currency exchange rates, Adjusted EBITDA would have increased 12.9% over the year earlier period. Adjusted EBITDA Margin was 69.0% in the second quarter of 2015 compared to 68.2% in the year earlier period.

Net Cash Interest Expense was $78.2 million in the second quarter of 2015 compared to $71.3 million in the year earlier period.

AFFO increased 8.2% to $184.5 million in the second quarter of 2015 compared to $170.6 million in the year earlier period. AFFO per share increased 8.4% to $1.42 in the second quarter of 2015 compared to $1.31 in the year earlier period.

Investing Activities

During the second quarter of 2015, SBA purchased 317 communication sites and other assets for $220.1 million in cash. SBA also built 117 towers during the second quarter of 2015. As of June 30, 2015, SBA owned or operated 24,808 communication sites, 15,467 of which are located in the United States and its territories, and 9,341 of which are located internationally. In addition, the Company spent $54.9 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the second quarter of 2015 were $320.1 million, consisting of $8.5 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $311.6 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, purchasing land and easements, and capital expenditures associated with the refurbishment of a new headquarters building).

Subsequent to the second quarter of 2015, the Company acquired 19 communication sites for an aggregate consideration of $28.4 million in cash. In addition, the Company has agreed to purchase in the U.S. and internationally 254 communication sites for an aggregate amount of $71.5 million. The Company anticipates that most of these acquisitions will be consummated by the end of the fourth quarter of 2015.

Financing Activities and Liquidity

SBA ended the second quarter with $8.3 billion of total debt, $117.6 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $8.2 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.4x and 5.6x, respectively.

During the second quarter of 2015, the Company, through its wholly owned subsidiary, SBA Senior Finance II LLC, obtained a new senior secured Term Loan with an aggregate principal amount of $500 million that was issued at 99.0% of par value and matures on June 10, 2022 (the “2015 Term Loan”). Net proceeds from the 2015 Term Loan were used to repay $490.0 million of the outstanding balance under the Company’s Revolving Credit Facility.

As of the date of this press release, there was $170.0 million outstanding under the $1.0 billion Revolving Credit Agreement.

During the second quarter, SBA repurchased the remaining $150.0 million of Class A common stock authorized under its $300.0 million stock repurchase plan, completing this plan. The Company repurchased 1.305 million shares, or just over one percent of the shares outstanding, at an average price per share of $114.96.

On June 4, 2015, the Company announced the authorization of a new $1.0 billion stock repurchase plan. This new plan authorizes the Company to purchase from time to time the Company’s outstanding common stock through open market repurchases in compliance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended, and/or in privately negotiated transactions at management’s discretion. Shares purchased will be retired.

Subsequent to June 30, 2015, the Company repurchased 0.8 million shares of its Class A common stock for $91.9 million, at an average price per share of $115.50. The Company currently has $908.1 million of repurchase authorization remaining under its existing $1.0 billion stock repurchase program.

Outlook

The Company is providing its third quarter 2015 Outlook and updating its Full Year 2015 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s third quarter 2015 Outlook assumes approximately $13.0 million of non-cash straight-line leasing revenue while the full year 2015 Outlook assumes approximately $51.0 million of non-cash straight-line leasing revenue. The full year 2015 Outlook for site leasing revenue, Tower Cash Flow, Adjusted EBITDA and AFFO includes an assumed negative impact of $16.0 million associated with 2015 iDEN lease terminations. The third quarter 2015 Outlook and full year 2015 Outlook assume the acquisitions of only those communication sites under contract at the time of this press release. The Company intends to spend additional capital in 2015 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2015 guidance. The Company’s full year 2015 Outlook includes new tower builds in the U.S. and internationally of 575 to 595 towers. The Outlook does not contemplate any new financings or any repurchases of the Company’s stock during 2015 other than the financings and stock repurchases completed year to date as of the date of this press release. Finally, the Company’s Outlook assumes an average foreign currency exchange rate of 3.35 Brazilian Reais to 1.0 U.S. Dollar and 1.30 Canadian Dollars to 1.0 U.S. Dollar for the third quarter of 2015 and 3.40 Brazilian Reais to 1.0 U.S. Dollar and 1.30 Canadian Dollars to 1.0 U.S. Dollar for the fourth quarter of 2015. When compared to the Company’s Full Year 2015 Outlook provided April 23, 2015, the variances in the actual second quarter foreign currency exchange rates versus the Company’s assumptions, and the changes in the Company’s foreign currency rate assumptions for the remainder of the year negatively impact the full year 2015 Outlook by approximately $9.0 million for Site Leasing Revenue and $5.0 million for Tower Cash Flow, Adjusted EBITDA and AFFO. On a constant currency basis, the 2015 Outlook below at the midpoint represents an approximately 1% increase in site leasing revenue, Adjusted EBITDA and AFFO over the respective midpoints of our Initial Full Year 2015 Outlook provided November 4, 2014.

	Quarter ending September 30, 2015			Full Year 2015
	($’s in millions)
Site leasing revenue (1)	$367.5	to	$372.5	$1,474.0	to	$1,489.0
Site development revenue	$35.5	to	$40.5	$149.0	to	$159.0
Total revenues	$403.0	to	$413.0	$1,623.0	to	$1,648.0
Tower Cash Flow	$282.5	to	$287.5	$1,133.0	to	$1,148.0
Adjusted EBITDA	$271.5	to	$276.5	$1,086.0	to	$1,101.0
Net cash interest expense (2)	$80.0	to	$82.0	$315.0	to	$320.0
Non-discretionary cash capital expenditures (3)	$8.5	to	$9.5	$30.0	to	$35.0
AFFO	$177.5	to	$186.5	$721.0	to	$749.0
Discretionary cash capital expenditures (4)	$115.0	to	$125.0	$580.0	to	$600.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, tower augmentations, communication site acquisitions, ground lease purchases, and capital expenditures associated with the purchase and refurbishment of a new corporate headquarters building. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Thursday, July 30, 2015 at 10:00 AM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Thursday, July 30, 2015 at 10:00 AM (EDT)
Dial-in Number:	(800) 230-1766
Conference Name:	SBA second quarter results
Replay Available:	July 30, 2015 at 12:30 PM (EDT) through August 13, 2015 at 11:59 PM (EDT)
Replay Number:	(800) 475-6701
Access Code:	363703
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) continued strength in the leasing and services segments for 2015, (ii) portfolio and organic growth for 2015, both domestically and internationally, and investment opportunities that meet the Company’s return criteria, (iii) the Company’s stock repurchase program and the impact of stock repurchases, (iv) the impact of such portfolio growth and stock purchases on AFFO per share, (v) the Company’s ability to meet or exceed its investment return requirements with respect to its built and acquired assets, (vi) the Company’s financial and operational guidance for the third quarter of 2015 and full year 2015 and the ability to improve upon its full year 2015 Outlook, (vii) timing of closing for currently pending acquisitions, (viii) spending additional capital in 2015 on acquiring revenue producing assets not yet identified or under contract, (ix) customer activity levels during 2015, (x) Canada and Brazil’s foreign exchange rates and their impact on the Company’s financial and operational guidance, (xi) the impact associated with iDEN lease terminations, (xii) the Company’s access to capital, and (xiii) the condition of the Company’s balance sheet and its strategy with respect to debt leverage levels. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 2, 2015.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will allow the portfolio growth to be accretive to AFFO per share; (3) the Company’s ability to accurately identify any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to realize economies of scale from its tower portfolio; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (12) the continued dependence on towers and outsourced site development services by the wireless carriers; (13) the Company’s ability to protect its rights to land under its towers; and (14) the Company’s ability to obtain future financing at commercially reasonable rates or at all. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 575 to 595 towers in 2015. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Revenues:
Site leasing	$370,462	$340,452	$740,189	$649,771
Site development	40,242	42,968	80,609	79,198

Total revenues	410,704	383,420	820,798	728,969

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	81,731	75,382	161,950	145,122
Cost of site development	30,381	32,056	61,274	59,483
Selling, general, and administrative (1)	28,262	25,441	58,145	50,118
Acquisition related adjustments and expenses	5,780	2,225	7,119	10,786
Asset impairment and decommission costs	4,010	3,994	10,832	7,562
Depreciation, accretion, and amortization	162,377	161,005	334,230	305,447

Total operating expenses	312,541	300,103	633,550	578,518

Operating income	98,163	83,317	187,248	150,451

Other income (expense):
Interest income	715	180	1,008	266
Interest expense	(78,908)	(71,498)	(156,562)	(137,525)
Non-cash interest expense	(322)	(8,293)	(601)	(18,596)
Amortization of deferred financing fees	(4,626)	(4,278)	(9,170)	(8,516)
Loss from extinguishment of debt, net	—	(8,236)	—	(10,187)
Other income (expense), net	15,507	1,384	(67,461)	19,774

Total other expense	(67,634)	(90,741)	(232,786)	(154,784)

Income (loss) before provision for income taxes	30,529	(7,424)	(45,538)	(4,333)
Provision for income taxes	(2,224)	(2,043)	(5,187)	(3,728)

Net income (loss)	28,305	(9,467)	(50,725)	(8,061)

Net income (loss) per common share
Basic	$0.22	$(0.07)	$(0.39)	$(0.06)

Diluted	$0.22	$(0.07)	$(0.39)	$(0.06)

Weighted average number of common shares
Basic	128,809	128,950	129,021	128,756

Diluted	129,948	128,950	129,021	128,756

(1)	Includes non-cash compensation of $8,089 and $6,090 for the three months ended June 30, 2015 and 2014, respectively, and $14,972 and $10,631 for the six months ended June 30, 2015 and 2014, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	June 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$69,846	$39,443
Restricted cash	47,061	52,519
Short-term investments	699	5,549
Accounts receivable, net of allowance of $1,052 and $889 at June 30, 2015 and December 31, 2014, respectively	93,374	104,268
Costs and estimated earnings in excess of billings on uncompleted contracts	24,271	30,078
Prepaid and other current assets	109,231	95,031

Total current assets	344,482	326,888
Property and equipment, net	2,787,464	2,762,417
Intangible assets, net	4,031,524	4,189,540
Deferred financing fees, net	93,980	95,237
Other assets	494,413	467,043

Total assets	$7,751,863	$7,841,125

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$29,809	$42,851
Accrued expenses	65,364	65,553
Current maturities of long-term debt	40,000	32,500
Deferred revenue	113,295	120,047
Accrued interest	52,614	53,178
Other current liabilities	12,972	16,921

Total current liabilities	314,054	331,050
Long-term liabilities:
Long-term debt	8,216,400	7,828,299
Other long-term liabilities	354,641	342,576

Total long-term liabilities	8,571,041	8,170,875

Shareholders’ deficit:
Preferred stock - par value $.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 128,228 and 129,134 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	1,282	1,291
Additional paid-in capital	1,939,004	2,062,775
Accumulated deficit	(2,743,115)	(2,542,380)
Accumulated other comprehensive loss	(330,403)	(182,486)

Total shareholders’ deficit	(1,133,232)	(660,800)

Total liabilities and shareholders’ deficit	$7,751,863	$7,841,125

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$28,305	$(9,467)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, accretion, and amortization	162,377	161,005
Non-cash interest expense	322	8,293
Deferred income tax expense (benefit)	(365)	(437)
Non-cash asset impairment and decommission costs	2,875	2,405
Non-cash compensation expense	8,213	6,196
Amortization of deferred financing fees	4,626	4,278
Loss from extinguishment of debt, net	—	8,236
Non-cash earnout adjustments	649	2,566
Gain on remeasurement of U.S. denominated intercompany loan	(15,703)	—
Other non-cash items reflected in the Statements of Operations	(189)	(110)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	2,016	(9,300)
Prepaid expenses and other assets	(17,862)	(19,532)
Accounts payable and accrued expenses	(784)	(1,973)
Accrued interest	14,648	11,816
Other liabilities	7,996	8,816

Net cash provided by operating activities	197,124	172,792

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(269,803)	(39,821)
Capital expenditures	(50,292)	(39,913)
Other investing activities	5,039	(3,421)

Net cash used in investing activities	(315,056)	(83,155)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	(195,000)	100,000
Repayment of Term Loans	(7,500)	(2,500)
Proceeds from Term Loans, net of fees	489,899	(20)
Payments for settlement of convertible debt	—	(121,289)
Payments for settlement of common stock warrants	(15,638)	(276,227)
Payments for earn-outs	(1,853)	(9,841)
Repurchase and retirement of common stock	(150,023)	—
Other financing activities	5,428	4,709

Net cash provided by (used in) financing activities	125,313	(305,168)

Effect of exchange rate changes on cash and cash equivalents	94	269
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,475	(215,262)
CASH AND CASH EQUIVALENTS:
Beginning of period	62,371	322,914

End of period	$69,846	$107,652

Selected Capital Expenditure Detail

	For the three months ended June 30, 2015	For the six months ended June 30, 2015
	(in thousands)
Tower new build construction	$24,068	$55,105
Tower upgrades/augmentations	14,967	37,199
Purchase/refurbishment of headquarters building	2,718	10,173
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	7,504	13,925
General corporate expenditures	1,035	1,990

Total non-discretionary capital expenditures	8,539	15,915

Total capital expenditures	$50,292	$118,392

Communication Site Portfolio Summary

	Domestic	International	Total

Sites owned at March 31, 2015	15,151	9,242	24,393
Sites acquired during the second quarter	290	27	317
Sites built during the second quarter	45	72	117
Sites reclassified/decommissioned during the second quarter	(19)	—	(19)

Sites owned at June 30, 2015	15,467	9,341	24,808

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended June 30,		For the three months ended June 30,		For the three months ended June 30,
	2015	2014	2015	2014	2015	2014
	(in thousands)
Segment revenue	$307,361	$285,168	$63,101	$55,284	$370,462	$340,452
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(63,563)	(60,314)	(18,168)	(15,068)	(81,731)	(75,382)

Segment operating profit	$243,798	$224,854	$44,933	$40,216	$288,731	$265,070

Segment operating profit margin	79.3%	78.8%	71.2%	72.7%	77.9%	77.9%

	Site Development
	For the three months ended June 30,
	2015	2014
	(in thousands)
Segment revenue	$40,242	$42,968
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(30,381)	(32,056)

Segment operating profit	$9,861	$10,912

Segment operating profit margin	24.5%	25.4%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA, FFO, AFFO, and AFFO per share are useful indicators of the financial performance of our core businesses; and

(3) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity; and

(4) Our Constant Currency measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign exchange fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 5.625% Notes, 5.75% Notes, and 4.875% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO, and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the communication site industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO, and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other communication site companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended June 30,		For the three months ended June 30,		For the three months ended June 30,
	2015	2014	2015	2014	2015	2014
	(in thousands)
Site leasing revenue	$307,361	$285,168	$63,101	$55,284	$370,462	$340,452
Non-cash straight-line leasing revenue	(7,154)	(8,562)	(6,064)	(6,655)	(13,218)	(15,217)

Cash site leasing revenue	300,207	276,606	57,037	48,629	357,244	325,235
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(63,563)	(60,314)	(18,168)	(15,068)	(81,731)	(75,382)
Non-cash straight-line ground lease expense	7,540	8,079	983	1,093	8,523	9,172

Tower Cash Flow	$244,184	$224,371	$39,852	$34,654	$284,036	$259,025

Tower Cash Flow Margin	81.3%	81.1%	69.9%	71.3%	79.5%	79.6%

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended June 30,
	2015	2014
	(in thousands)
Net income (loss)	$28,305	$(9,467)
Non-cash straight-line leasing revenue	(13,218)	(15,217)
Non-cash straight-line ground lease expense	8,523	9,172
Non-cash compensation	8,213	6,196
Loss from extinguishment of debt, net	—	8,236
Other income	(15,507)	(1,384)
Acquisition related adjustments and expenses	5,780	2,225
Asset impairment and decommission costs	4,010	3,994
Interest income	(715)	(180)
Total interest expense (1)	83,856	84,069
Depreciation, accretion, and amortization	162,377	161,005
Provision for taxes (2)	2,627	2,407

Adjusted EBITDA	$274,251	$251,056

Annualized Adjusted EBITDA (3)	$1,097,004	$1,004,224

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended June 30, 2015 and 2014, these amounts included $403 and $364, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended June 30,
	2015	2014
	(in thousands)
Total revenues	$410,704	$383,420
Non-cash straight-line leasing revenue	(13,218)	(15,217)

Total revenues minus non-cash straight-line leasing revenue	$397,486	$368,203

Adjusted EBITDA	$274,251	$251,056

Adjusted EBITDA Margin	69.0%	68.2%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended June 30,
	2015	2014
	(in thousands)
Net income (loss)	$28,305	$(9,467)
Adjusted tax provision (benefit) (1)	(401)	(218)
Real estate related depreciation, amortization, and accretion	160,970	159,638

FFO	$188,874	$149,953

Adjustments to FFO:
Non-cash straight-line leasing revenue	(13,218)	(15,217)
Non-cash straight-line ground lease expense	8,523	9,172
Non-cash compensation	8,213	6,196
Non-real estate related depreciation, amortization, and accretion	1,407	1,367
Amortization of deferred financing costs and debt discounts	4,948	12,571
Interest deemed paid upon conversion of convertible notes	—	145
Loss from extinguishment of debt, net	—	8,236
Other income	(15,507)	(1,384)
Acquisition related adjustments and expenses	5,780	2,225
Asset impairment and decommission costs	4,010	3,994
Non-discretionary cash capital expenditures	(8,539)	(6,686)

AFFO	$184,491	$170,572

Weighted average number of common shares (2)	129,948	130,034

AFFO per share	$1.42	$1.31

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

June 30,
2015
(in thousands)
2010-2C Tower Securities	$550,000
2012-1C Tower Securities	610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
2014-1C Tower Securities	920,000
2014-2C Tower Securities	620,000
Revolving Credit Facility	40,000
2012-1 Term Loan A	165,000
2014 Term Loan B (carrying value of $1,481,891)	1,485,000
2015 Term Loan B (carrying value of $495,035)	500,000

Total secured debt	6,220,000

5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000
4.875% 2022 Senior Notes (carrying value of $744,474)	750,000

Total unsecured debt	2,050,000

Total debt	$8,270,000

Leverage Ratio
Total debt	$8,270,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(117,606)

Net debt	$8,152,394

Divided by: Annualized Adjusted EBITDA	$1,097,004

Leverage Ratio	7.4x

Secured Leverage Ratio
Total secured debt	$6,220,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(117,606)

Net Secured Debt	$6,102,394

Divided by: Annualized Adjusted EBITDA	$1,097,004

Secured Leverage Ratio	5.6x

Financial Metrics After Eliminating The Impact Of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the following financial metrics by dividing the current period’s financial results by the average monthly exchange rates of the prior year period. The table below provides the reconciliation of the reported growth rate year-over-year, of each of the following measures to the growth rate, after eliminating the impact of changes in foreign currency exchange rates to such measure: (1) total site leasing revenue and international site leasing revenue, (2) total site leasing segment operating profit and international site leasing segment operating profit, (3) total Tower Cash Flow and international Tower Cash Flow, and (4) Adjusted EBITDA.

			Growth
	2015	Foreign	Excluding Foreign
	Growth Rate	Currency Impact	Currency Impact
Total site leasing revenue	8.8%	(5.1%)	13.9%
International cash site leasing revenue	17.3%	(31.7%)	49.0%
Total site leasing segment operating profit	8.9%	(4.3%)	13.2%
International site leasing segment operating profit	11.7%	(29.6%)	41.3%
Total site leasing tower cash flow	9.7%	(3.7%)	13.4%
International site leasing tower cash flow	15.0%	(29.3%)	44.3%
Adjusted EBITDA	9.2%	(3.6%)	12.9%